Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  George Bilek
847-827-9880

JUNO LIGHTING, INC.
ANNOUNCES THIRD QUARTER SALES AND EARNINGS

Des Plaines, IL, September 22, 2004... Juno Lighting, Inc. (NASDAQ-JUNO) announced that for the quarter ended August 31, 2004 sales increased 21.4% to $63,167,000 compared to third quarter 2003 sales of $52,033,000. Net (loss) available to common shareholders for the third quarter of 2004 was approximately ($3,643,000) (($1.34) per common share on a basic and diluted basis), compared to net income available to common shareholders of $1,628,000 ($0.56 per common share on a basic and diluted basis) for the like period in 2003. Sales for the first nine months of fiscal 2004 increased 22.4% to $178,140,000 compared to $145,537,000 for the like period in 2003. Net (loss) available to common shareholders for the first nine months of 2004 was approximately ($509,000) (($.19) per common share on a basic and diluted basis), compared to net income available to common shareholders of $3,077,000 ($1.21 per common share on basic and diluted basis) for the like period in 2003.

As a result of the refinancing of the Company's Senior Credit Facility and related matters, one-time charges of approximately $10,805,000 and $11,809,000 were recorded in the three and nine month periods ended August 31, 2004, respectively. Third quarter charges related to the previously existing credit facility, include a $3,246,000 non-cash charge to write-off unamortized financing costs and payment of a $7,422,000 call premium. One-time charges for the first nine months related to the previously existing credit facility include a $3,965,000 non-cash charge to write-off unamortized financing costs and payment of a $7,422,000 call premium. Excluding these one-time charges, earnings per share would have been $0.72 on a basic and $0.66 on a diluted basis for the third quarter and $1.89 on a basic and $1.77 on a diluted basis for the nine months ended August 31, 2004.

The Company will conduct a conference call on September 22, 2004 at 3:30 p.m. Central Daylight Time. Those interested may listen to the call by dialing 888-323-9686, pass code "JUNO" and leader "George Bilek". A replay of the conference call will be available from 6:00 PM (Central) September 22, 2004 to 5:00 PM September 29, 2004 by dialing (800) 947-2123 (U.S.) and (402) 220-3600 (Int'l), pass code 54231.

Additionally, Juno is pleased to announce that on September 20, 2004 John P. Murphy joined its board of directors and was appointed to the board's audit committee. Mr. Murphy has previously served as a senior vice president and the chief financial officer of Thomas & Betts Corporation (a manufacturer of electrical connectors and components) and as a senior vice president and the chief financial officer of Johns Manville Corporation (a manufacturer of building products). Tracy Bilbrough, Juno's Chief Executive Officer, said, "We are very pleased to welcome Mr. Murphy to our board of directors. His extensive experience as a financial executive will add to the strength of our board and its counsel to our management team."

Juno Lighting, Inc. is a leader in the design, manufacturing, and marketing of lighting fixtures for commercial and residential use. This press release contains various forward-looking statements that are not statements of historical events. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated, indicated or expected. Such risks and uncertainties include: timing of filings required pursuant to applicable securities laws, economic conditions generally, levels of construction and remodeling activities, our ability to improve manufacturing efficiencies, disruptions in manufacturing or distribution, product and price competition, raw material prices, our ability to develop and successfully introduce new products, consumer acceptance of such new products, the ability of our new products to perform as designed when utilized by consumers, technology changes, patent issues, exchange rate fluctuations, and other risks and uncertainties. Juno undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

	(In Thousands Except Share Amounts)

	Third Quarter Ended		Nine Months Ended
	August 31,	August 31,		August 31,	August 31,
	2004	2003		2004	2003

Net Sales	$63,167	$52,033		$178,140	$145,537

Interest Expense	14,597	3,788		22,888	11,922

(Loss) Income Before Taxes	(468)	5,189		14,304	16,514

Net (Loss) Income	(429)	4,548		8,840	11,664

Preferred Stock Dividend	3,214	2,920		9,349	8,587

Net (Loss) Income Available to
Common Shareholders	(3,643)	1,628		(509)	3,077

EBITDA (A)	15,000	11,969		40,863	32,897

Net (Loss) Income Per
Common Share (B)
Basic	($1.34)	$0.56	(C)	($.19)	$1.21
Diluted	($1.34)	$0.56	(C)	($.19)	$1.21

Average Number of
Outstanding Shares
Basic	2,718,857	2,552,263		2,648,438	2,538,626
Diluted	2,718,857	2,552,263		2,648,438	2,538,626

(A )

EBITDA represents earnings before (a) taxes on income, (b) interest expense, (c) interest, dividend, and other miscellaneous income, (d) depreciation and amortization, (e) deferred compensation and (f) other non-cash charges. The non-cash charges referred to in the above reconciliation primarily related to the amortization of a step up in the inventory value of an acquired subsidiary. EBITDA is not a calculation prepared in accordance with generally accepted accounting principles and, because all companies do not calculate EBITDA identically, the presentation of EBITDA herein is not necessarily comparable to similarly entitled measures of other companies. The reconciliation of EBITDA is set forth in the table below. Additionally, EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles. However, EBITDA data are included because management understands that such information is considered by certain investors as an additional basis on which to evaluate Juno's ability to pay interest, repay debt and make capital expenditures. We also use EBITDA as an integral part of internal reporting to evaluate management team performance and to monitor compliance with certain financial covenants in our credit agreements.

(B )

Net (Loss) Income per common share is reported in compliance with EITF 03-06, effective for quarters ending after June 30, 2004. Prior period net income per share amounts have been restated in accordance with EITF 03-06 resulting in a reduction of net income per share for the third quarter of 2003 of $.08 on a basic and diluted basis.

(C )	In compliance with EITF 03-06, net income per share for the third quarter ended August 31, 2003 has been restated to reflect the required use of the "two class" method.
	We have performed the required net income per share calculations under EITF 03-06 for all other periods presented which resulted in no restatement.

EBITDA Reconciliation (unaudited)
Three Months Ended			Nine Months Ended

(In Thousands)	August 31,	August 31,	August 31,	August 31,
2004		2003	2004	2003

Net (Loss) Income	$(429)	$4,548	$8,840	$11,664

Add Back (Subtract):
Income Taxes	(39)	641	5,464	4,850
Interest Expense (2004 amounts include write-off of
deferred financing costs and Sub-debt Call premium
totaling $10,668 and $11,387)	14,597	3,788	22,888	11,922
Loss (Gain) on Interest Rate Swap	(71)	1,496	358	(194)
Interest and Royalty Income	(116)	(123)	(169)	(185)
Depreciation and Amortization	1,058	1,487	3,482	4,373

Deferred Compensation and Other Non-Cash Charges	-	132	-	449

EBITDA	$15,000	$11,969	$40,863	32,879

Earnings Per Share Reconciliation (unaudited)
Three Months Ended			Nine Months Ended

(In Thousands Except Share Amounts)	August 31,	August 31,	August 31,	August 31,
2004		2003	2004	2003

One-Time Charges, net of estimated taxes of $4,127 and $4,498	$6,678	-	$7,311	-
Basic Earnings Per Share:
Net (loss) income as reported	$(429)	$4,548	$8,840	$11,664
One Time Charges	6,678	-	7,311	-

Net income before certain One-Time Charges	$6,249	$4,548	$16,151	$11,664

Shares Outstanding Basic:
Common	2,718,857	2,552,263	2,648,438	2,538,626
Preferred shares as converted	6,018,341	5,560,018	5,901,530	5,452,496

Total shares outstanding Basic	8,737,198	8,112,281	8,549,968	7,991,122

Earnings per share as reported Basic	$(1.34)	$0.56	$(0.19)	$1.21
Per share impact of One-Time Charges Basic	2.06	-	2.08	-

Earnings per share before certain One-Time Charges Basic	$0.72	$0.56	$1.89	$1.21

Earnings Per Share Reconciliation (unaudited) CONTINUED
Three Months Ended			Nine Months Ended

(In Thousands Except Share Amounts)	August 31,	August 31,	August 31,	August 31,
2004		2003	2004	2003

Diluted Earnings Per Share:
Net (Loss) Income as Reported	$(429)	$4,548	$8,840	$11,664
One-Time Charges	6,678	-	7,311	-

Net income before certain One-Time Charges	$6,249	$4,548	$16,151	$11,664

Average shares outstanding:
Common	2,718,857	2,552,263	2,648,438	2,538,626
Preferred as converted	6,018,341	5,560,018	5,901,530	5,452,496

Total average shares outstanding	8,737,198	8,112,281	8,549,968	7,991,122

Earnings per share before certain One-Time Charges	$0.72	$0.56	$1.89	$1.46
Net Income attributable to common shares	$1,945	$1,431	$5,003	$3,705

Average common shares outstanding Diluted	2,931,106	2,552,263	2,824,412	2,538,626

Earnings per share as reported Diluted	$(1.34)	$0.56	$(0.19)	$1.21
Per share impact of One-Time Charges Diluted	2.00	-	1.96	-

Earnings per share before certain On-Time Charges Diluted	$0.66	$0.56	$1.77	$1.21

Earnings per share before certain one-time charges has been presented because management believes that it is important for investors to understand the operating earnings of the business excluding charges related to the refinancing of company debt and changes to its capital structure.